Exhibit 10.1

HIGHLY CONFIDENTIAL
January 5, 2016
Michelle Dipp, M.D.
c/o OvaScience, Inc.
9 Fourth Ave.
Waltham, Massachusetts 02451
Dear Michelle:
It is my pleasure to confirm the terms of your continued employment with OvaScience, Inc. (the “Company”). On behalf of the Company, I set forth below the terms of your employment, which have been approved by our Board of Directors:
1.Employment.

(a)	Executive Chair
Effective January 5, 2016, you will be employed to serve as the Company’s Chief Executive Officer and Executive Chair. Effective July 1, 2016, you will serve solely as the Company’s Executive Chair. At all times, you shall report to the Company’s Board of Directors and shall perform the duties of your position, with responsibility for all aspects of the Company’s business and operations, and such other duties that are consistent with your title and as reasonably may be assigned to you by the Board of Directors or a Committee thereof (the “Board”). You agree to devote sufficient business time and your reasonable commercial efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for the Company; provided that, nothing contained herein shall or shall be deemed to limit your continued involvement with the Longwood Fund. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

(b)	Board Seat
The parties acknowledge that you are currently a member of the Board, and shall continue as a Class III Director upon being appointed as the Executive Chair and Chief Executive Officer of the Company. The Board of Directors shall nominate you for election as a member of the Board at every shareholder meeting during your employment as the Chief Executive Officer or Executive Chair at which your term as a director would otherwise expire. You agree to accept such appointment and to serve during all or any part of your employment as the Chief Executive Officer or Executive Chair with the Company as a member of the Board, without any compensation therefore other than as specified herein. You agree that if your employment is terminated for any reason whatsoever, you will resign, at the Company’s request, from the Board and from any other positions you have as an officer or director of any of the Company’s direct or indirect subsidiaries and any Affiliate in which you are serving as an officer or director at the request of the Company.

2.Term. Your employment under this letter agreement will continue for a five year term, expiring December 31, 2020 (the “Expiration Date”), unless terminated earlier pursuant to Section 7 of this Agreement.
3.Compensation.
(a)    Base Salary.
Your base salary will be $41,666.67 per month ($500,000 on an annualized basis), subject to applicable taxes and withholdings and may be reviewed yearly at the sole discretion of the Board. Please note that the annualized amount of your salary as described above is set forth as a matter of convenience, and shall not constitute or be interpreted as an agreement by the Company to employ you for any specific period of time. Such base salary may be reasonably adjusted from time to time in accordance with good business practice and in the reasonable judgement of the Board.
(b)    Bonus.
You will be eligible to receive an annual discretionary target bonus award of up to 60% of your then current base salary (and shall be eligible for up to 90% of your then current base salary if you exceed your Goals (defined below)). The bonus award, if any, will be determined by the Board in its sole discretion, based on achieving specific goals (your “Goals”) to be determined by the Compensation Committee of the Company in consultation with the Board. To the extent that you earn any bonus hereunder, such bonus will be paid no later than sixty-five (65) days following the end of the fiscal year in which it was earned. To receive an annual bonus for a year, you must be employed by the Company on December 31 of the year to which the bonus relates.
(c)    Retention Award.
You will be eligible to receive the payments set forth in the retention award letter attached to this letter agreement as Attachment A.
4.Benefits. You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you meet the specific eligibility criteria as set forth in (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice. In no way limiting the foregoing, you shall be reimbursed your costs related to the negotiation (or any renegotiation) of this Agreement, including without limitation reasonable attorneys’ fees and the Company will pay for or reimburse you for the costs of financial planning assistance incurred during 2016.
5.Equity Awards.

(a)	Options.
Prior to the date hereof, you have received the following option grants: (i) on December 5, 2012, you received an option to purchase 339,313 shares of the Company’s common stock (the “December 2012 Options”); (ii) on June 13, 2014, you received an option to purchase 500,000 shares of the Company’s common stock (the “June 2014 Options); and (iii) on December 9, 2014, you received an option to purchase 200,000 shares of the Company’s common stock (the “December 2014 Options,” and together with the December 2012 Options and June 2014 Options, the ‘Existing Options”).
The Options shall continue to vest for so long as you remain the Executive Chair of the Company. In the event the Company terminates your employment as Chief Executive Officer and Executive Chair (prior to July 1, 2016) or Executive Chair (from and after July 1, 2016) for any reason other than Cause (as defined below), or in the event you resign your position as Chief Executive Officer and Executive Chair (prior to July 1, 2016) or Executive Chair (from and after July 1, 2016) for Good Reason (as defined below), the unvested portion of the Options that would have otherwise vested during the six (6) month period following your termination shall vest upon such termination, and at your election the vested portion of the Options may be exercised at any time during such six (6) month period. If the Company terminates your employment at any time for Cause, or if you resign your position as Chief Executive Officer and Executive Chair (prior to July 1, 2016) or Executive Chair (from and after July 1, 2016) at any time without Good Reason, no portion of the Options shall vest following the date of such termination or resignation, and at your election the vested portion of the Options may be exercised at any time during the six (6) month period following your termination.
Upon a Change of Control, as defined below, any unvested portion of the Options shall immediately vest immediately prior to the effective date of the Change of Control.

(b)	Restricted Stock Units.
On December 9, 2014, you were granted (i) a time-based restricted stock unit award representing the right to receive 30,902 shares of the Company’s common stock upon satisfaction of applicable time-based vesting conditions, (the “2014 Time-Based RSUs”) and (ii) a performance-based restricted stock unit award representing the right to receive a target number of 15,451 shares of the Company’s common stock upon satisfaction of applicable vesting conditions, including performance criteria to be determined by the Board (or a committee thereof), which target number of shares could be increased to a maximum of 23,176 shares upon exceeding the performance criteria (the “2014 Performance-Based RSUs”).
As of the date hereof, 15,451 of the shares represented by the 2014 Time-Based RSUs have vested. The remaining 15,451 unvested shares subject to the 2014 Time-Based RSU that could have vested quarterly during 2016 are hereby terminated.
As of the date hereof, 4,635 of the shares represented by the 2014 Performance-Based RSUs have vested, and 6,953 shares that could have vested at December 31, 2015 but did not have been forfeited. The remaining 11,588 shares subject to the 2014 Performance-Based RSUs that could have vested at December 31, 2016 are hereby terminated.
6.Termination. The Company may terminate your employment at any time with or without Cause, because of your death or because of your Disability. You may resign your employment at any time with or without Good Reason. The date on which the termination of your employment becomes effective is the “Termination Date.” If your employment terminates for any reason, you will receive (i) your accrued base salary through the Termination Date; (ii) any earned, but unpaid annual bonus for the prior calendar year; (iii) unpaid expense reimbursements; and (iv) any vested benefits you may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Termination Date.
7.Severance Benefits Upon Termination by the Company Without “Cause” or by you for “Good Reason”.

(a)	Severance.
If the Company terminates your employment without Cause or you terminate your employment for Good Reason, in addition to the Accrued Obligations, you shall be eligible to receive the following severance benefits: (a) severance pay in an amount equal to six (6) months of your base salary as in effect at the time of your termination, payable in accordance with the Company’s regular payroll procedures proportionately over a six (6) month period following the termination of your employment (such period, the “Severance Period”); and (b) should you be eligible for and elect to continue receiving group medical and dental insurance coverage under the law known as COBRA, the Company shall continue to pay on your behalf that portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage, through the earlier of (x) the last day of the Severance Period, or (y) the date that you become eligible for group health and/or dental insurance coverage from any new employer; provided that, this payment will be treated as a taxable payment, subject to imputed income tax.

(b)	Release.
No severance pay or other benefit hereunder, including the Company’s vesting-acceleration obligations contained in Section 5, shall be provided to you unless, within sixty (60) days following the date that your employment is terminated, you first execute and do not revoke a separation agreement in a reasonable form prepared by and acceptable to the Company, which shall include, at a minimum, a full release of all claims against the Company (as well as its parents, subsidiaries and affiliates, and its and their, executives, officers, directors, employees, consultants, agents, shareholders, and assigns), as well as non-disparagement and confidentiality provisions in favor of the Company (the “Separation Agreement”). The severance payments shall commence on the first payroll period following the date the Separation Agreement becomes effective (the “Payment Date”). Notwithstanding the payment requirements set forth in the immediately preceding sentence, if the sixty (60) day period following the date your separation from service begins in one tax year and ends in the following tax year, the Company will commence payment on the next regular payroll date following the later of January 1 of the second tax year and the date the Separation Agreement becomes enforceable and no longer subject to revocation. The first such payment will include a catch-up payment equal to all amounts you otherwise would have received under Section 7(a) prior to the first payment. The distribution of any severance payments shall be subject to the provisions of Exhibit A attached hereto.

8.Limitation on Payments.
(a)    You shall bear all expense of, and be solely responsible for, all Federal, state, local or foreign taxes due with respect to any payment received by or in respect of you hereunder, including any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by you, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate (collectively, the “Payments”), that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the “net after-tax benefit” (as defined below) received by you shall exceed the net after-tax benefit that would be received by you if no such reduction was made.
(b)    For purposes of Section 8, the “net after-tax benefit” shall mean (i) the Payments which you receive or are then entitled to receive from the Company or its affiliates that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all Federal, state and local income and employment taxes payable by you with respect to the foregoing, calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to you (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in clause (i) above.
(c)    All determinations under this Section 8 shall be made by an accounting firm that is selected for this purpose by the Board (and acceptable to you) prior to the Change in Control (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company shall direct the 280G Firm to submit any determination it makes under this Section 8 and detailed supporting calculations to both you and the Company as soon as reasonably practicable.
(d)    If the 280G Firm determines that one or more reductions are required under Section 8, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to you. The 280G Firm shall make reductions required under this Section 8 in a manner that maximizes the net after-tax amount payable to you. As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section 8, it is possible that amounts shall have been paid or distributed to you that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to you (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or you, which assertion the 280G Firm believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, you shall promptly repay to the Company, without interest, an amount equal to such Overpayment; provided, however, that no loan shall be deemed to have been made and no amount shall be payable by you to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which you are subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm shall notify you and the Company of such determination and the Company shall promptly pay the amount of such Underpayment to you.
(e)    The parties shall provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 8.
9.Indemnification. During the term of your employment hereunder and thereafter, the Company shall indemnify and hold you harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of the Company, or your service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request and to promptly advance to you such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by you or on the your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide you with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers.
10.Vacation. Up to four (4) weeks of vacation may be taken at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.
11.Non-Competition, Non-Solicitation, Non-Disclosure and Inventions Assignment. It is understood and agreed that the agreements previously entered into between you and the Company, including the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement, will remain in full force and effect.
12.Other Obligations. You represent and warrant that your signing of this letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations hereunder.
13.At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term. Subject to the terms of Sections 5 and 7 hereof, both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized representative of the Company that expressly states the intention to modify the at-will nature of your employment.
14.Definitions. For purposes of this Agreement, the terms below shall have the following assigned meanings:

(a)    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
(b)    “Cause.” The following shall constitute “Cause” for termination of employment:
(i)Your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company and its Affiliates, which failure or negligence is not remedied within thirty (30) days of written notice thereof;
(ii)Your material breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach is not remedied within thirty (30) days of written notice thereof;
(iii)Fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its Affiliates, taken as a whole; or
(iv)Your conviction of a felony.
(c)    “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than in an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(d)     “Disability” shall be deemed to exist if you are unable to perform the essential functions of the Company’s Chief Executive Officer or Executive Chair, with or without a reasonable accommodation, for a period of one hundred twenty (120) calendar days, whether or not consecutive, within any rolling twelve (12) month period.
(e)    “Good Reason” shall mean, without your consent, the occurrence of any one or more of the following events, provided (x) you have furnished written notice to the Company of the condition giving rise to the claimed Good Reason no later than thirty (30) days following the occurrence of such condition, (y) the Company has failed to remedy the condition within thirty (30) days thereafter and (z) your employment with the Company terminates within six months following the delivery of such notice:
(i)    a material diminution in the nature or scope of your responsibilities, duties or authority, provided that in the absence of a Change of Control any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall not constitute “Good Reason”;
(ii)    a failure of the Company to provide you equity awards in accordance with Section 4 hereof after thirty (30) days’ notice during which the Company does not cure such failure;
(iii)    relocation of your office more than fifty (50) miles from the location of the Company’s principal offices as of the date hereof; or
(iv)     the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates or the Company’s or failure to continue your appointment as Executive Chair or the failure of you to be elected as a member of the Board.

15.Miscellaneous. This letter amends and supersedes the Previous Letter Agreement and, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. If any portion or provision of this letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law. This letter shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof. All disputes arising out of or related to this Agreement shall be resolved in the state or federal courts of the Commonwealth of Massachusetts, to whose exclusive personal jurisdiction the parties hereby consent. You and the Company hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter or the transactions contemplated hereby. Sections 5, 6, 7, 8, 9 and 11 shall survive termination of this Agreement.
[Signature Page Follows]

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.
Sincerely,
By:    /s/ Thomas Malley
Thomas Malley
Chair, Compensation Committee
The foregoing correctly sets forth the terms of my at-will employment with OvaScience, Inc. I am not relying on any representations other than those set forth above.
/s/ Michelle Dipp        January 5, 2016
Michelle Dipp, M.D.    Date

Exhibit A

Payments Subject to Section 409A

1.     Subject to this Exhibit A, payments or benefits during the Severance Period under the Agreement (“Severance Payments”) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the Severance Payments, as applicable:

(a)
It is intended that each installment of the Severance Payments shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such Severance Payments except to the extent specifically permitted or required by Section 409A.

(b)
If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Payments shall be made on the dates and terms set forth in the Agreement.

(c)	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)
Each installment of the Severance Payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in the Agreement; and

(ii)
Each installment of the Severance Payments due under the Agreement that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance Payments if and to the maximum extent that that such installment is deemed to be paid

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under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.    The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.    All expense reimbursements shall be paid as soon as administratively practicable. If an expense reimbursement or provision of in-kind benefit is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

4.     The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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Attachment A

Retention Award Letter

HIGHLY CONFIDENTIAL
January 5, 2016
Michelle Dipp, M.D.
c/o OvaScience, Inc.
9 Fourth Ave.
Waltham, Massachusetts 02451
Dear Michelle:
It is my pleasure to confirm the terms of the retention award that OvaScience, Inc. (the “Company”) is willing to offer you to incentivize you to remain with the Company through December 31, 2017.
Subject to you remaining employed through each payment date listed below (each, a “Payment Date”), you will receive the following payments:
March 31, 2016                        $37,500.00
June 30, 2016                            $37,500.00
September 30, 2016                        $37,500.00
December 31, 2016                        $37,500.00
March 31, 2017                        $37,500.00
June 30, 2017                            $37,500.00
September 30, 2017                        $37,500.00
December 31, 2017                        $37,500.00
The Company will pay you the listed payment on its next regular payroll date following the applicable Payment Date. Each payment will be less applicable income and payroll taxes.
If your employment terminates for any reason prior to a Payment Date, as of the date on which the termination of your employment becomes effective, you will forfeit your right to receive any future payments under this retention award.

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Your eligibility to receive retention payments under this letter through December 31, 2017 does not guarantee your employment for any period. Your employment remains at will, meaning that you or the Company may terminate your employment at any time and for any reason, subject to the terms of any written employment agreement between you and the Company.
All payments of amounts due under this letter agreement will be paid from the Company’s general assets and no separate fund shall be established to secure payment. All amounts payable under this letter agreement remain available to and subject to the claims of the Company’s creditors until actually paid to you.
This letter agreement and the terms of this arrangement are intended to be exempt from the coverage of Section 409A of United States Internal Revenue Code of 1986, as amended, (“Section 409A”) as a series of short term deferral payments conditioned on you continuing to provide services as an employee to the Company through each Payment Date. If any provision of this letter agreement is ambiguous, but a reasonable interpretation of the provision would result in any bonus payable to you being exempt from Section 409A, the Company intends that interpretation to govern payment of the bonus.
This letter agreement contains all the terms of your retention award and supersedes all prior and contemporaneous statements made by you or the Company.
This letter agreement will be governed by the law of the Commonwealth of Massachusetts without regard to any State’s conflict of law rules.
We congratulate you on your eligibility to receive this retention award. If you have any questions, please do not hesitate to ask me. Otherwise, please countersign this letter below and return the original to me at your earliest convenience.
Sincerely,
By:    /s/ Thomas Malley
Thomas Malley
Chair, Compensation Committee
The foregoing correctly sets forth the terms of my retention award with OvaScience, Inc. I am not relying on any representations other than those set forth above.
/s/ Michelle Dipp        January 5, 2016
Michelle Dipp, M.D.    Date

44822577v.7

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